HARDING LAWSON ASSOCIATES GROUP, INC.
                       NONSTATUTORY STOCK OPTION AGREEMENT

         THIS NONSTATUTORY STOCK OPTION AGREEMENT (the "Agreement") is made and entered into by and between HARDING LAWSON ASSOCIATES GROUP, INC., a Delaware corporation (the "Corporation"), and Robert L. Costello, Jr. (the "Optionee"), to be effective as of March 19, 1999 (the "Effective Date").

RECITALS

         A. This Agreement is entered into pursuant to the Employment Agreement between the Corporation and the Optionee dated March 19, 1999 (the "Employment Agreement").

         B. As used herein, the term "Subsidiary" shall mean any present or future corporation which is a wholly owned subsidiary of the Corporation.

         C. The option(s) subject to this Agreement shall be Nonstatutory Stock Options covering shares of the Corporation's authorized but unissued or reacquired $0.01 par value Common Stock (the "Shares").

         D. Although this agreement is not being entered into pursuant to the Harding Lawson Associates 1998 Stock Option Plan (the "Plan"), all provisions of this Agreement are subject to, and shall be interpreted in accordance with, the Plan. In the event that there are any provisions of this Agreement that are contrary to the Plan, the terms of the Agreement shall supersede the provisions of the Plan.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the parties do hereby agree as follows:



         1.       Grant of Option.

                  The Corporation hereby grants to the Optionee the right and option (the "Option") to purchase all or any part of an aggregate of One Hundred Thousand (100,000) Shares (the "Option Shares"), such number being subject to adjustment as provided in Section 11 hereof, on the terms and conditions set forth herein and in the Plan. The Option is intended to be a Nonstatutory Stock Option, and not an "incentive stock option" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

         2.       Exercise Price.

                  The exercise price (the "Exercise Price") of the Option Shares shall be Ten Dollars ($10.00) per Share, which price has been determined by the Corporation to be not less than the fair market value of the Option Shares as of the date on which the Option was granted to the Optionee.

         3.       Terms of Option.

                  (a) The Option is exercisable up to the date ten (10) years from the Effective Date, subject to earlier termination as provided in Sections 6, 7, 8, and 9 hereof or when the Option has been exercised in full pursuant to the terms of this Agreement. The Optionee shall have the right and option to purchase the following number of Option Shares at the Exercise Price:

                          Cumulative Percent
                         of Options Exercisable              Cumulative Number
  Vest Date                     (Vested)                   of Shares Exercisable

March 18, 2000                     0%                                  0
March 18, 2001                    50%                               50,000
March 18, 2002                    75%                               75,000
March 18, 2003                   100%                              100,000

                  (b) The Option may be exercised as to any or all of the vested Option Shares. Except as provided in Sections 6, 7, and 9 hereof the Option may not be exercised at any time unless the Optionee is then serving the Corporation and shall have been continuously serving the Corporation since the Effective Date. The Exercise Price of those Option Shares as to which the Option may be exercised shall be paid in full at the time of exercise, as provided in Section 12 of this Agreement, below.

         4.       Rights as a Stockholder.

                  The holder of the Option shall have no rights as a stockholder with respect to any Option Shares until he shall have exercised this Option in accordance with its terms and certificates or electronic transfer evidencing the Option Shares shall have been delivered to him or her by the Corporation. No adjustment, except as provided in Section 11 hereof, shall be made for dividends, distributions, or other rights in respect to such Option Shares for which the record date is prior to the date on which the Optionee or his transferee became the holder of record.

         5.       Nontransferability.

                  (a) During the Optionee's lifetime, the Option (i) shall not be transferable or assignable and (ii) may be exercised only by the Optionee. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect.

                  (b) The foregoing paragraph notwithstanding, the Option may be assigned or transferred by will or by laws of the descent and distribution to the extent provided in Section 6, below; provided, however, that no such transfer or assignment shall be effective unless the Corporation shall have been furnished with written notice thereof and such other evidence as the Corporation may deem necessary to establish compliance with any laws or regulations pertaining thereto.

         6.       Death of Optionee.

                  In the event of the death of the Optionee while he or she is in the service of the Corporation, his personal representatives, executors, trustees, or legatees shall have the right for a period of twelve (12) months from the date of death to exercise the Option to the extent the Optionee was entitled to exercise the Option on the date of his death; provided, however, that in no event may the Option be exercised after the date on which it would normally have expired under its terms. If no such exercise is made within such twelve (12) month period following death, the Option shall become no longer exercisable.

         7.       Disability of Optionee.

                  In the event that the Optionee becomes permanently disabled while he or she is serving the Corporation, any unexercised portion of the Option which may be otherwise exercisable by the Optionee at the date of termination due to such disability shall be exercisable for a period of twelve
(12) months from the date of termination; provided, however, that in no event may the Option be exercised after the date on which it would normally have expired under its terms. If no such exercise is made within said twelve (12) month period following such termination by reason of disability, the Option shall become no longer exercisable.

         8.       Termination of Employment for Cause.

                  If an Optionee is determined by the Board of Directors to have committed an act of theft, embezzlement, fraud, dishonesty, a breach of fiduciary duty to the Corporation or a Subsidiary, a deliberate disregard of the rules of the Corporation which resulted in loss, damage, or injury to the Corporation or a Subsidiary, engages in any conduct which constitutes unfair competition with the Corporation or a Subsidiary, or induces any customer, consultant, employee, or supplier of the Corporation or Subsidiary to breach any contract with the Corporation or a Subsidiary, neither the Optionee nor his estate shall be entitled to exercise any Option with respect to any Option Shares whatsoever after termination of employment, whether or not after such termination of employment the Optionee may receive payment from the Corporation for services rendered prior to termination, for fees or payments. In making such determination, the Corporation shall give the Optionee an opportunity to present evidence on his behalf. Termination of employment shall be deemed to occur when the Corporation provides written notice to the Optionee that his employment is terminated.

         9. Termination of Employment For Any Reason Other Than Death, Disability, Or Cause.

                  In the event the Optionee, during his life, ceases to be employed by the Corporation, and such employment was terminated (whether at the initiative of the Optionee or the decision of the Board for any reason other than as described in Sections 6, 7, and 8 above, the Optionee shall have the right to exercise the unexpired portion of this Option (to the extent that he or she was entitled to do so at the date of termination) at any time within thirty
(30) days after such termination, but thereafter the Option shall become no longer exercisable; provided, however, that in no event may any portion of this Option be exercised after the date on which it would otherwise normally have expired under its terms had the Optionee remained in the Corporation's service.

         10.      No Rights Conferred.

                  Nothing in this Agreement shall confer upon the Optionee any right to continue in the service of the Corporation.

         11.      Adjustments Upon Changes in Capital Structure.

                  (a) In the event of any changes in the outstanding Common Stock of the Corporation by reason of any stock dividend, stock split or reverse stock split, combination, reclassification, recapitalization, merger, consolidation, reorganization, or liquidation of or involving the Corporation, the aggregate number and/or the class of shares subject to this Agreement, and the exercise price of the Option prior to such event, shall be appropriately adjusted by the Board of Directors of the Corporation in accordance with the terms of the Plan, and such adjustment shall be conclusive.

                  (b) The exercisability of the options covered hereby in the event of a change of control of the Corporation shall be governed by the provisions in Section 3 (a) of the Employment Agreement.

         12.      Method of Exercising Option.

                  (a) Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Corporation at its main office. Such notice shall (i) be in form satisfactory to the Corporation, (ii) state the election to exercise the Option and the number of Option Shares in respect of which it is being exercised, (iii) be signed by the person or persons exercising the Option, and (iv) be accompanied by payment of the full purchase price of the Option Shares being purchased, and the Corporation shall deliver a certificate or certificates or electronic transfer representing such Option Shares as soon as practicable after the notice shall be received.

                  (b) Payment upon exercise of the Option may be (i) in cash or by a certified or bank cashier's check, (ii) in stock of the Corporation at such value as the Board of Directors in its sole discretion shall determine, provided that such determination shall be final and binding on both the Corporation and the Optionee, (iii) by a full recourse promissory note secured by the Shares being purchased bearing an interest rate greater than or equal to the applicable federal rate prescribed in Section 1274(d) of the Code, or (iv) by any combination of the above methods of payment.

                  (c) The certificate or certificates or electronic transfer for the Shares as to which the Option shall have been so exercised shall be registered in the name of the Optionee and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised pursuant to Section 6 hereof, the notice described in paragraph (a), above, shall be accompanied by appropriate proof to the right of such person or persons to exercise the Option. All Option Shares purchased as provided herein shall be fully paid and nonassessable.

         13.      Notice.

                  Any notice required or permitted by this Agreement shall be deemed given to (a) the Optionee, an authorized transferee or assignee of the Optionee, or a stockholder when delivered personally or three (3) days after it is deposited in the U.S. mail, postage prepaid and addressed to such person at his address appearing on the stock records of the Corporation; or (b) the Corporation, when delivered personally to its President or Secretary or three
(3) days after it is deposited in the mail, postage prepaid, and addressed to the Corporation, attention its President, at the Corporation's principal place of business. It shall be the duty of both the Corporation and the Optionee (or his transferee or assignee) to notify the other of any change of address.

         14.      Restrictive Legends.

                  Limitations on the transferability of shares of Common Stock as may be required by state and federal securities laws and regulations may appear on legends on share certificates issued pursuant to Options granted pursuant to this Agreement, and the Corporation will make notations in its records and make other arrangements so as to ensure compliance with these restrictions on transferability.

         15.      Income Taxation.

                  The Optionee acknowledges that he or she has been informed that the exercise of this option, in whole or in part, will result in the imposition of federal income taxation at the time of exercise based on the spread between the exercise price and the fair market value of the shares on the date of exercise. Additionally, at the time the Option Shares are sold the Optionee will recognize income or loss associated with gains or losses in an amount equal to the difference between the fair market value of the Option Shares at the time of exercise and the sale price of the shares.

         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed by its officer thereunto fully authorized, and the Optionee has hereunto set his hand, as of the day and year first above written.



                                           HARDING LAWSON ASSOCIATES GROUP, INC.



                                           By /s/ Patricia A. England
                                           Patricia A. England, Secretary



                                           OPTIONEE



                                           /s/ Robert L. Costello, Jr.
                                           (Signature of Optionee)



                                           Robert L. Costello, Jr.
                                           (Please Print Name Above)